                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 14, 1994
                        VANGUARD CELLULAR SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            NORTH CAROLINA                               0-16560                                56-1549590
     (State or other Jurisdiction                   (Commission File                           (IRS Employer
           of Incorporation)                             Number)                            Identification No.)

2002 PISGAH CHURCH ROAD, SUITE 300, GREENSBORO, NC                                                         27455
(Address of Principal Executive Offices)                                                                (Zip Code)
Registrant's Telephone Number, Including Area Code:                                                   (910) 282-3690

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
     This report is being filed with respect to the consummation of an acquisition previously reported as pending and to present and update other previously filed material.
     On December 14, 1994, the Registrant purchased from Crowley Cellular Telecommunications Limited Partnership ("Crowley LP") all of the outstanding stock of Crowley Cellular Telecommunications Binghamton, Inc. ("Crowley Inc.") for a purchase price of 1,766,674 shares of the Registrant's Class A Common Stock and $5.2 million in cash, subject to certain closing adjustments. Crowley LP was the sole shareholder of Crowley Inc. Crowley Inc. is the Federal Communications Commission ("FCC") license holder for the nonwireline cellular telephone system in the Elmira, New York metropolitan statistical area ("Elmira MSA") and is the general partner and 97% owner of the partnership that is the FCC license holder for the nonwireline cellular telephone system in the Binghamton, New York metropolitan statistical area ("Binghamton MSA"). Concurrently with this acquisition, the Registrant acquired the remaining minority interest of the partnership that holds the Binghamton FCC license for a cash price of $900,000. The cash portion of the purchase price for each acquisition was financed with borrowings under the Registrant's then existing $390 million loan agreement with a group of lenders led by The Bank of New York and The Toronto-Dominion Bank as managing agents (the "1993 Loan Agreement"). On December 23, 1994, the Registrant closed a new $675 million credit facility with a group of banks led by the same managing agents (the "1994 Credit Facility") which refinanced the 1993 Loan Agreement. The stock issued by Registrant in payment of part of the purchase price for Crowley, Inc. was registered under the Securities Act of 1933 for resale to the public by Crowley LP. The Stock Purchase Agreement is incorporated by reference as an exhibit hereto.
     On September 26, 1994, the Registrant entered into an Asset Purchase Agreement with Sunshine Cellular, a general partnership ("Sunshine"), to acquire all of the assets of Sunshine for a purchase price of $50.4 million, subject to certain closing adjustments. Sunshine is the FCC license holder for the nonwireline cellular telephone system in the Pennsylvania 8-Union rural service area ("PA-8 RSA"). The purchase price consists of $15.0 million in cash with the remainder payable, at Registrant's option, in cash or Class A Common Stock of the Registrant, or any combination thereof. The Registrant expects to fund the cash portion of the purchase price with its new 1994 Credit Facility. Any stock issued by Registrant in payment of part or all of the purchase price must be subject to a then effective registration statement under the Securities Act of 1933 for resale to the public. The Asset Purchase Agreement is incorporated by reference as an exhibit hereto. The closing of the acquisition of the PA-8 RSA is subject to customary conditions and regulatory approval and is expected to occur in the first quarter of 1995.
     Historical financial statements and pro forma financial information with respect to these acquisitions is included herewith under Item 7.
     In addition to the foregoing, on October 24, 1994 the Registrant completed the closing of the acquisition of the holder of the FCC licenses for the West Virginia 1 -- Mason rural service area ("WV-1 RSA") and the Maine
4 -- Washington rural service area ("ME-4 RSA") for an aggregate purchase price of approximately $6.7 million in cash and $3.3 million in Class A Common Stock. This transaction did not involve businesses that are significant under Regulation S-X. Accordingly, financial statements and pro forma financial information are not included herein with respect thereto nor is the acquisition agreement filed as an exhibit.
     The terms of each of the foregoing transactions were arrived at through private negotiation and were based primarily on the population of the markets to be acquired and the value of existing operations and the subscriber base. The Registrant intends to continue to use the assets of the acquired markets in those respective markets.
                                       1

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
     (a) The following historical financial statements are filed herewith on the pages indicated:

Crowley Cellular Telecommunications Binghamton, Inc. and Subsidiary
  Consolidated Balance Sheets as of December 31, 1993 and September 30, 1993 and 1994....................................     3
  Consolidated Statements of Operations for the year ended December 31, 1993 and for the nine months ended September 30,
     1993 and 1994.......................................................................................................     4
  Consolidated Statements of Cash Flows for the year ended December 31, 1993 and for the nine months ended September 30,
     1993 and 1994.......................................................................................................     5
  Notes to Consolidated Financial Statements.............................................................................     6
  Report of Independent Public Accountants...............................................................................    10
Sunshine Cellular
  Balance Sheets as of December 31, 1993 and September 30, 1994..........................................................    11
  Statements of Operations and Partners' Capital for the year ended December 31, 1993 and the nine months ended September
     30, 1993 and 1994...................................................................................................    12
  Statements of Cash Flows for the year ended December 31, 1993 and the nine months ended September 30, 1993 and 1994....    13
  Notes to the Financial Statements......................................................................................    14
  Report of Independent Public Accountants...............................................................................    17

     (b) The following unaudited pro forma consolidated financial information of Vanguard Cellular Systems, Inc. and Subsidiaries (the Registrant) is filed herewith:

  Pro Forma Consolidated Balance Sheets -- September 30, 1994............................................................    18
  Pro Forma Consolidated Statements of Operations for the year ended December 31, 1993...................................    19
  Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1994...........................    20
  Notes to Pro Forma Consolidated Financial Information..................................................................    21

     The unaudited pro forma consolidated statements of operations give effect to the acquisition of Crowley, Inc. and the related partnership interests (the "Crowley Transaction") and the pending acquisition of Sunshine Cellular (the "Sunshine Transaction") as if they had occurred on January 1, 1993, and the unaudited pro forma balance sheet data gives effect to the Crowley Transaction and the Sunshine Transaction as if they had occurred on September 30, 1994. The following pro forma financial information assumes that the Sunshine Transaction is made with cash borrowed under the Registrant's 1993 Loan Agreement in effect on the assumed dates of occurrence.
     The unaudited pro forma consolidated financial information has been prepared by the Registrant based upon the historical financial statements of the Registrant, Crowley, Inc. and Sunshine. The unaudited pro forma consolidated financial information gives effect to the acquisitions under the purchase method of accounting and to certain assumptions and adjustments described more fully in the accompanying notes. This unaudited pro forma consolidated financial information may not be indicative of the results that actually would have occurred if the transactions had been completed on the dates indicated or of the results which may be obtained in the future. The unaudited pro forma consolidated financial information should be read in conjunction with the financial statements and notes thereto for the Registrant included in its Form 10-K for the year ended December 31, 1993 and the Form 10-Q for the period ended September 30, 1994 and financial statements and notes thereto of Crowley, Inc. and Sunshine included in this Form 8-K.
     (c) The Exhibits furnished in connection with this report are as follows:
          2(a) Stock Purchase Agreement by and among Crowley Cellular Telecommunications Limited Partnership, Crowley Cellular Telecommunications Binghamton, Inc. and Vanguard Cellular Systems, Inc., dated as of August 5, 1994 and filed as Exhibit 2(a) to the Registrant's Form 10-Q for the quarter ended June 30, 1994, is incorporated by reference herein.
          2(b) Asset Purchase Agreement dated September 26, 1994 by and between Vanguard Cellular Systems, Inc. and Sunshine Cellular ("Sunshine Agreement") filed as Exhibit 2(b) to the Registrant's Current Report on Form 8-K filed on September 30, 1994, is incorporated by reference herein.
          23 Consent of Arthur Andersen LLP.
                                       2

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,            SEPTEMBER 30
                                                                                         1993            1993            1994
                                                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash............................................................................   $    142,311    $    200,149    $    315,304
  Accounts receivable, net of allowance of $10,700 at December 31, 1993, $10,700
    at September 30, 1993, and $12,700 at September 30, 1994......................        983,374         989,135       1,165,366
  Inventory.......................................................................        111,424         143,217         277,215
  Prepaid expenses................................................................         70,924          52,477          67,549
  Due from affiliates.............................................................             --              --         513,314
      Total current assets........................................................      1,308,033       1,384,978       2,338,748
PROPERTY AND EQUIPMENT:
  Leasehold improvements..........................................................      1,081,447       1,036,995       1,083,634
  Buildings.......................................................................        343,399         281,026         343,399
  Towers..........................................................................        482,462         386,359         489,401
  Switching equipment.............................................................      1,007,045         947,273         995,825
  Network equipment...............................................................      2,656,197       2,581,277       2,671,572
  Microwave equipment.............................................................        206,807         206,807         206,807
  Furniture and fixtures..........................................................        856,945         845,895         877,932
  Vehicles........................................................................         66,433          66,433          81,501
                                                                                        6,700,735       6,352,065       6,750,071
  Less -- Accumulated depreciation and amortization...............................      3,041,513       2,862,079       3,534,752
      Property and equipment, net.................................................      3,659,222       3,489,986       3,215,319
  OTHER ASSETS, net of accumulated amortization of $4,302,739 at December 31,
    1993, $4,061,714 at September 30, 1993, and $4,968,580 at September 30, 1994:
    Cellular franchise costs......................................................      8,988,543       9,189,436       8,394,331
    Organization, start-up and financing costs....................................        512,889         545,141         447,260
    Software license costs........................................................          8,000          10,000           2,000
    Reorganization costs..........................................................             --           5,879              --
      Other assets, net...........................................................      9,509,432       9,750,456       8,843,591
                                                                                     $ 14,476,687    $ 14,625,420    $ 14,397,658
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of bank notes payable...........................................   $    575,362    $         --    $    740,435
  Accounts payable................................................................        153,219         115,413         162,171
  Accrued expenses................................................................        485,468         371,655         535,444
  Accrued interest payable........................................................         67,174          50,000              --
  Current portion of deferred revenue.............................................        666,667         666,667         166,667
  Due to affiliates...............................................................        333,605         233,733              --
      Total current liabilities...................................................      2,281,495       1,437,468       1,604,717
LONG-TERM LIABILITIES:
  Bank notes payable..............................................................      6,328,984       6,904,346       6,478,802
  Subordinated notes payable......................................................      2,535,920       2,485,113       1,336,380
  Deferred revenue................................................................             --         166,667              --
      Total long-term liabilities.................................................      8,864,904       9,556,126       7,815,182
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY......................................         71,111          77,534          84,473
SHAREHOLDER'S EQUITY:
  Common stock, no par value, 3,000 shares authorized, 100 shares issued and
    outstanding...................................................................          1,000           1,000           1,000
  Paid-in capital.................................................................     15,288,543      15,288,543      16,628,646
  Retained deficit --
    Balance, beginning of period..................................................    (11,404,732)    (11,404,732)    (12,030,366)
    Net income (loss) for the period..............................................       (625,634)       (330,519)        294,006
    Balance, end of period........................................................    (12,030,366)    (11,735,251)    (11,736,360)
      Total shareholder's equity..................................................      3,259,177       3,554,292       4,893,286
                                                                                     $ 14,476,687    $ 14,625,420    $ 14,397,658

      The accompanying notes are an integral part of these balance sheets.
                                       3

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                         NINE MONTHS ENDED
                                                                                    YEAR ENDED              SEPTEMBER 30
                                                                                 DECEMBER 31, 1993       1993          1994
                                                                                                            (UNAUDITED)
REVENUES:
  Cellular services...........................................................      $ 6,099,029       $4,469,605    $5,993,603
  Equipment sales and other...................................................          523,287          329,378       379,367
       Total revenues.........................................................        6,622,316        4,798,983     6,372,970
OPERATING EXPENSES:
  System operations...........................................................        2,358,657        1,695,885     2,320,004
  Cost of equipment sales.....................................................          944,621          498,216       697,268
  Selling.....................................................................          755,078          528,670       481,608
  General and administrative..................................................        1,579,455        1,204,409     1,341,070
  Depreciation and amortization...............................................        1,641,686        1,221,228     1,171,408
       Total operating expenses...............................................        7,279,497        5,148,408     6,011,358
       Income (loss) from operations..........................................         (657,181)        (349,425)      361,612
OTHER (INCOME) EXPENSE:
  Interest....................................................................          578,209          392,781       453,971
  Other.......................................................................         (601,429)        (409,783)     (399,727)
       Other (income) expense, net............................................          (23,220)         (17,002)       54,244
       Income (loss) before minority interest.................................         (633,961)        (332,423)      307,368
MINORITY INTEREST IN INCOME (LOSS) OF CONSOLIDATED SUBSIDIARY.................           (8,327)          (1,904)       13,362
NET INCOME (LOSS) FOR THE PERIOD..............................................      $  (625,634)      $ (330,519)   $  294,006

        The accompanying notes are an integral part of these statements.
                                       4

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS ENDED
                                                                                    YEAR ENDED              SEPTEMBER 30
                                                                                 DECEMBER 31, 1993       1993          1994
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) for the period............................................      $  (625,634)      $ (330,519)   $  294,006
  Adjustments to reconcile net income (loss) for the period to net cash provided by (used in) operating activities --
     Minority interest in income (loss) of consolidated subsidiary............           (8,327)          (1,904)       13,362
     Depreciation and amortization............................................        1,641,686        1,221,228     1,171,408
     Loss on sale of property and equipment...................................               --               --        60,547
     Changes in operating assets and liabilities-Accounts receivable, net.....         (186,345)        (192,106)     (181,992)
       Inventory..............................................................           18,468          (13,325)     (165,791)
       Prepaid expenses.......................................................           20,506           38,953         3,375
       Accounts payable.......................................................          (84,513)        (122,319)        8,952
       Accrued expenses.......................................................         (504,545)        (618,358)       49,976
       Accrued interest payable...............................................          (26,459)         (43,633)      (67,174)
          Net cash provided by (used in) operating activities.................          244,837          (61,983)    1,186,669
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings...................................................          445,672          394,865       619,452
  Long-term debt repayments...................................................               --               --    (1,504,101)
  Decrease in deferred revenue................................................         (666,667)        (500,000)     (500,000)
  Increase (decrease) in due to (from) affiliates, net........................          604,137          504,265      (846,919)
  Capital contribution........................................................               --               --     1,340,103
          Net cash provided by (used in) financing activities.................          383,142          399,130      (891,465)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........................................         (747,590)        (398,709)     (168,190)
  Proceeds from sale of property and equipment................................              211               --        45,979
  Increase in other assets....................................................          (23,720)         (23,720)           --
  Purchase of minority interest in consolidated subsidiary....................         (230,000)        (230,000)           --
          Net cash used in investing activities...............................       (1,001,099)        (652,429)     (122,211)
NET INCREASE (DECREASE) IN CASH FOR THE PERIOD................................         (373,120)        (315,282)      172,993
CASH, beginning of the period.................................................          515,431          515,431       142,311
CASH, end of the period.......................................................      $   142,311       $  200,149    $  315,304
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest....................................      $   463,327       $  436,414    $  521,145

        The accompanying notes are an integral part of these statements.
                                       5

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993
         (NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1994, ARE UNAUDITED)
NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
     Crowley Cellular Telecommunications Binghamton, Inc. (Crowley Inc. -- a wholly owned subsidiary of Crowley Cellular Telecommunications, L.P. (Crowley
LP)) was formed on August 10, 1988, to conduct cellular operations in Elmira, New York, under a franchise issued by the Federal Communications Commission
(FCC). Crowley Inc. also maintains a majority investment (96.9651% at December 31, 1993, and September 30, 1993 and 1994) in Binghamton CellTelCo. (BCTC), which conducts cellular operations in Binghamton, New York, under a franchise issued by the FCC. The franchises are geographically limited to specific market boundaries defined by the U.S. Census Bureau as Standard Metropolitan Statistical Areas, or SMSA's.
  PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Crowley Inc. and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
     On July 27, 1993, Crowley Inc. acquired an additional 1.0001% ownership interest in its majority-owned subsidiary for $230,000.
  INVENTORY
     Inventory is stated at the lower of cost, determined under the first-in, first-out method, or market. All inventory is finished goods.
  PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost. Property and equipment are being depreciated or amortized using an accelerated method. The estimated useful lives are as follows:

              ASSET DESCRIPTION                  ASSET LIFE
Leasehold improvements.......................     31.5 years
Buildings....................................     31.5 years
Towers.......................................        7 years
Switching equipment..........................        7 years
Network equipment............................        7 years
Microwave equipment..........................        7 years
Furniture and fixtures.......................   5 to 7 years
Vehicles.....................................        5 years

  OTHER ASSETS
     Other assets include cellular franchise costs, which represent amounts paid to acquire the FCC authorizations, and organization, start-up, financing, software license and reorganization costs. These assets are amortized on a straight-line basis over the following lives:

              ASSET DESCRIPTION                 ASSET LIFE
Cellular franchise costs.....................    15 years
Organization and start-up costs..............     5 years
Financing costs..............................     9 years
Software license costs.......................     5 years
Reorganization costs.........................     5 years

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- Continued
  INCOME TAXES
     In February, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Crowley Inc. adopted SFAS No. 109 effective January 1, 1993.
     Partnership losses of BCTC have been included in the taxable income of Crowley Inc. to the extent of allocations in accordance with the terms of the partnership agreement. Due to net losses incurred, no income taxes are due and, accordingly, no provision for income taxes has been reflected in the accompanying statements of operations. Crowley Inc. has aggregate tax net operating losses (which approximate book net operating losses) of approximately $11,300,000, $10,900,000 and $11,600,000 as of December 31, 1993, and September
30, 1993 and 1994, respectively, which may be utilized to offset future taxable income of Crowley Inc. Crowley Inc. has not recognized any benefit to be derived from future recognition of net operating losses.
  REVENUES
     Cellular service revenue is recognized when earned. Recurring monthly subscriber revenues are billed in advance. The unearned portion of the subscriber revenue is deferred and included in accrued expenses in the accompanying consolidated balance sheets. Sales of mobile phone equipment and related services are recorded at the point the goods and services are delivered.
  INTERIM FINANCIAL DATA
     In management's opinion, the unaudited interim consolidated financial statements for the nine months ended September 30, 1993 and 1994, are presented on a basis consistent with the audited consolidated financial statements, and all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the operating results have been reflected. The results of operations for interim periods are not necessarily indicative of operations for the full fiscal year.
NOTE 2 -- BANK NOTES PAYABLE
     Crowley Inc. has approximately $6,900,000 outstanding at December 31, 1993, under a Third Amended and Restated Loan Agreement (Agreement) dated January 7, 1992. The Agreement is between Crowley LP and its wholly owned subsidiaries, including Crowley Inc., and various banks. Interest is payable quarterly at adjusted prime (6% at December 31, 1993, 6% at September 30, 1993, and 7.75% at September 30, 1994) or LIBOR plus 1% (5% and 4.5625% at December 31, 1993, and 5.1875% at September 30, 1993).
     Under the Agreement, up to $35,000,000 is available to Crowley Inc. and up to $35,000,000 is available to Crowley LP's entire subsidiary group, subject to the maintenance of certain covenants and overall borrowing limitations for Crowley LP's entire subsidiary group. At December 31, 1993, available borrowings totaled $35,000,000 for Crowley LP's entire subsidiary group. Crowley LP's subsidiaries are required to pay commitment fees equal to 1/2% per annum on the excess of available borrowings over amounts outstanding and 1/8% per annum on the excess of the original commitment over available borrowings. There are no compensating balances required.
     The Agreement calls for Crowley LP's subsidiaries to maintain certain quarterly financial ratios, which include debt to the population of the markets served by the subsidiaries, along with other financial ratios. In addition, the Agreement places certain restrictions on, among other things, the use of funds, additional indebtedness, payment of dividends by Crowley LP's subsidiaries and the sale of assets or the stock of Crowley LP's subsidiaries. As of December 31, 1993, and September 30, 1994, Crowley LP's subsidiaries were in compliance with all requirements.
     Amounts outstanding under the Agreement are secured by the joint and several guarantee of each subsidiary of Crowley LP and by all of the subsidiaries' assets. In addition, Crowley LP has pledged the stock of each subsidiary as security and
                                       7

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 2 -- BANK NOTES PAYABLE -- Continued each limited partner of Crowley LP and each shareholder of Crowley LP's general partner has also pledged his partnership interest and stock, respectively, as additional security.
     The amounts outstanding under the Agreement were converted to term loans on June 30, 1994, which mature over a period of six years. Under the provisions of the term loans, bank notes payable as of December 31, 1993, will mature as follows:

1994............................................................   $  575,362
1995............................................................    1,150,724
1996............................................................    1,150,724
1997............................................................    1,150,724
1998............................................................    1,150,724
1999 and thereafter.............................................    1,726,088
                                                                   $6,904,346

     Certain provisions of the Agreement require Crowley LP's subsidiaries to make prepayments should certain levels of cash flow, as defined, be achieved. No prepayments were required under these provisions during 1993.
NOTE 3 -- SUBORDINATED NOTES PAYABLE
     Subordinated notes payable consist of notes payable to limited partners of Crowley LP, bearing interest at 8%. Notes payable to limited partners of Crowley LP are subordinate to all other debt of Crowley Inc. The outstanding amounts are secured by the stock of Crowley Inc. In addition, each limited partner of Crowley LP and each shareholder of Crowley LP's general partner has pledged his partnership interest and stock, respectively, as additional security. The amounts outstanding under these notes mature on June 30, 1995; however, under the terms of the Agreement described in Note 2, the creditors have agreed not to demand payment until September 30, 1999, 90 days following an acceleration of the bank notes payable, or 365 days following an event of default under the agreements between these subordinated lenders and Crowley Inc., whichever occurs first.
NOTE 4 -- RELATED-PARTY TRANSACTIONS
     Crowley Cellular Telecommunications, Inc. (CCTI), the general partner of Crowley LP, performs certain administrative services on behalf of Crowley Inc. and its subsidiary. MLC Industries, Inc. (MLC), whose shareholders are limited partners of Crowley LP, manages the operations and performs certain administrative services on behalf of Crowley Inc. Certain costs allocated for these services, totaling approximately $510,000, $389,000 and $453,000 during the year ended December 31, 1993, and the nine months ended September 30, 1993 and 1994, respectively, are included in general and administrative expense in the accompanying consolidated statements of operations.
     Management and director's fees of approximately $23,000, $17,200 and $15,200 were paid to a partner of Crowley LP during the year ended December 31, 1993, and the nine months ended September 30, 1993 and 1994, respectively.
                                       8

      CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 5 -- LEASES
     Crowley Inc. leases office equipment and rents office and tower facilities under operating lease agreements. These leases expire at various times through 2017. At December 31, 1993, future minimum annual lease payments under these operating leases are as follows:

1994............................................................   $  207,000
1995............................................................      208,000
1996............................................................      201,000
1997............................................................      196,000
1998............................................................      164,000
1999 and thereafter.............................................      800,000
                                                                   $1,776,000

     Rent expense for 1993 was $186,000. Rent expense for the nine months ended September 30, 1993 and 1994, was $136,000 and $153,000, respectively.
NOTE 6 -- OTHER INCOME
     In 1992, Crowley Inc. received $2,000,000 for an agreement not to compete entered into in connection with Crowley LP's sale of certain of its wholly owned subsidiaries. This amount was deferred and is being amortized into income over the three-year term of the agreement. Accordingly, $666,667, $500,000 and $500,000 of other income is reflected in the accompanying consolidated statements of operations for the year ended December 31, 1993, and the nine months ended September 30, 1993 and 1994, respectively.
NOTE 7 -- EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT
     In July and December, 1994, Crowley LP contributed capital of approximately $1,340,000 and $7,700,000, respectively, to Crowley, Inc. In December, 1994, BCTC distributed approximately $1,000,000 to its partners, of which approximately $970,000 was received by Crowley, Inc. Crowley, Inc. used the capital contributions from Crowley LP and distribution from BCTC to retire all bank and subordinated notes payable.
     In December, 1994, Crowley LP sold its interest in the outstanding common stock of Crowley, Inc. to an unrelated third party for approximately 1,766,674 shares of the Purchaser's common stock and $5,200,000 in cash.
                                       9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE SHAREHOLDER OF
CROWLEY CELLULAR TELECOMMUNICATIONS
  BINGHAMTON, INC.:
     We have audited the accompanying consolidated balance sheet of CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1993, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crowley Cellular Telecommunications Binghamton, Inc. and Subsidiary as of December 31, 1993, and their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.
     As explained in Note 1 to the consolidated financial statements, effective January 1, 1993, the Company adopted the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
                                         ARTHUR ANDERSEN LLP
Chicago, Illinois,
March 8, 1994
                                       10

                               SUNSHINE CELLULAR
                                 BALANCE SHEETS

                                                                                                   DECEMBER       SEPTEMBER
                                                                                                      31,            30,
                                                                                                     1993           1994
ASSETS
CURRENT ASSETS:
  Cash.........................................................................................   $   121,016    $   439,108
  Accounts receivable, net of allowance for doubtful accounts of $39,000 and $25,000...........       472,362        727,406
  Cellular telephone inventories...............................................................       146,727        196,899
  Prepaid expenses.............................................................................         9,958         21,792
     TOTAL CURRENT ASSETS......................................................................       750,063      1,385,205
PROPERTY AND EQUIPMENT, at cost:
  Buildings and leasehold improvements.........................................................       172,381        172,381
  Cellular telephone system equipment..........................................................     6,844,086      7,114,245
  Office furniture and equipment...............................................................       259,326        304,784
                                                                                                    7,275,793      7,591,410
  Less-accumulated depreciation................................................................      (700,687)    (1,088,911)
                                                                                                    6,575,106      6,502,499
  Construction in progress.....................................................................       163,892        144,592
                                                                                                    6,738,998      6,647,091
OTHER ASSETS, net of accumulated amortization of $61,000 and $92,000...........................       224,603        194,059
                                                                                                  $ 7,713,664    $ 8,226,355
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt............................................................   $   --         $ 1,859,807
  Accounts payable and accrued expenses........................................................       502,652        539,638
  Customer deposits............................................................................         8,800         21,300
     TOTAL CURRENT LIABILITIES.................................................................       511,452      2,420,745
DIVESTITURE DEPOSITS (Note 6)..................................................................       275,000        275,000
LONG TERM DEBT (Note 5)........................................................................    10,875,491      9,585,161
LOANS FROM PARTNERS (Note 9)...................................................................       350,000        350,000
COMMITMENTS AND CONTINGENCIES (Notes 2, 7, 8 and 10)
PARTNERS' DEFICIT..............................................................................    (4,298,279)    (4,404,551)
                                                                                                  $ 7,713,664    $ 8,226,355

  The accompanying notes to financial statements are an integral part of these balance sheets.
                                       11

                               SUNSHINE CELLULAR
                 STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                                                                    YEAR ENDED
                                                                                     DECEMBER          NINE MONTHS ENDED
                                                                                        31,              SEPTEMBER 30,
                                                                                       1993           1993           1994
REVENUES:
  Service fees...................................................................   $ 2,663,275    $ 1,892,221    $ 3,441,281
  Cellular telephone equipment revenues..........................................       560,238        309,393        546,108
                                                                                      3,223,513      2,201,614      3,987,389
COSTS AND EXPENSES:
  Cost of service................................................................       602,066        442,202        602,557
  Cost of cellular telephone equipment...........................................       536,874        292,501        599,167
  Marketing and selling..........................................................       747,163        482,993        813,167
  General and administrative.....................................................     1,469,908      1,155,790        963,398
  Depreciation and amortization..................................................       477,875        356,369        388,223
                                                                                      3,833,886      2,729,855      3,366,512
INCOME (LOSS) FROM OPERATIONS....................................................      (610,373)      (528,241)       620,877
INTEREST INCOME..................................................................         2,732          2,227          3,120
INTEREST EXPENSE.................................................................      (780,140)      (595,473)      (730,269)
NET LOSS.........................................................................    (1,387,781)    (1,121,487)      (106,272)
BEGINNING PARTNERS' DEFICIT......................................................    (2,910,498)    (2,910,498)    (4,298,279)
ENDING PARTNERS' DEFICIT.........................................................   $(4,298,279)   $(4,031,985)   $(4,404,551)

  The accompanying notes to financial statements are an integral part of these statements.
                                       12

                               SUNSHINE CELLULAR
                            STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED
                                                                                       DECEMBER         NINE MONTHS ENDED
                                                                                          31,             SEPTEMBER 30,
                                                                                         1993           1993          1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss.........................................................................   $(1,387,781)   $(1,121,487)   $(106,272)
  Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
     Depreciation..................................................................       477,270        355,795      388,224
     Amortization of deferred financing costs......................................        40,837         53,629       30,544
     Changes in current items:
       Accounts receivable, net....................................................      (188,500)      (184,628)    (255,044)
       Cellular telephone inventories..............................................      (118,664)       (54,189)     (50,172)
       Accounts payable and accrued expenses.......................................      (105,071)       (24,611)      36,986
       Other.......................................................................         1,850         (7,225)         666
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES......................    (1,280,059)      (982,716)      44,932
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..............................................    (1,015,474)      (395,058)    (296,317)
  Proceeds from divestiture deposit................................................       275,000        275,000           --
          NET CASH USED IN INVESTING ACTIVITIES....................................      (740,474)      (120,058)    (296,317)
CASH FLOWS FROM FINANCING ACTIVITIES -- Proceeds of long-term debt.................     1,981,077      1,024,452      569,477
          NET INCREASE (DECREASE) IN CASH..........................................       (39,456)       (78,322)     318,092
BEGINNING CASH BALANCE.............................................................       160,472        160,472      121,016
ENDING CASH BALANCE................................................................   $   121,016    $    82,150    $ 439,108
SUPPLEMENTAL DISCLOSURES:
  Interest paid....................................................................   $   752,271    $   552,700    $ 703,973
  Partner loan to satisfy other payables...........................................   $   350,000    $   350,000    $      --

  The accompanying notes to financial statements are an integral part of these statements.
                                       13

                               SUNSHINE CELLULAR
                       NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 -- ORGANIZATION
     Sunshine Cellular, a Maryland general partnership ("Sunshine"), is a provider of cellular telephone service to the Union, Pennsylvania (PA-8) RSA. Sunshine was formed on November 13, 1989 and the PA-8 RSA became operational in January, 1992.
     Sunshine operates under the trade name of CELLULARONE which is the trade name many nonwireline carriers have adopted to provide conformity throughout the industry.
NOTE 2 -- BASIS OF PRESENTATION
     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Sunshine is in an industry with vigorous competition and has incurred losses since inception. As of September 30, 1994, Sunshine had a partners' deficit of $4,405,000, primarily as a result of losses incurred since operations began in 1992. Sunshine has incurred net losses of $1,388,000 for the year ended December 31, 1993 and $106,000 for the nine months ended September 30, 1994.
     As further discussed in Note 5, principal payments on Sunshine's long-term debt are scheduled to commence on March 1, 1995. Sunshine's level of operations is not expected to be sufficient to enable the Partnership to meet its principal repayment requirements.
     Sunshine is required to repay all outstanding debt with the proceeds from the sale of its assets to Vanguard Cellular Systems, Inc. ("Vanguard"). This sale is scheduled to be consummated in the first quarter of 1995. (See Note 10.) Should this sale to Vanguard not occur, management intends to renegotiate its existing long-term debt facility or to seek additional financing.
     If management is unsuccessful in these plans, future operating income levels generated by Sunshine may not be sufficient to allow Sunshine to meet its contractual obligations under the terms of its long-term debt agreement. As a result of the uncertainties described above, there is substantial doubt about Sunshine's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.
NOTE 3 -- SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
  CELLULAR TELEPHONE INVENTORIES
     Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.
  PROPERTY AND EQUIPMENT
     Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following estimated useful lives:

Buildings and leasehold improvements....................................................   15-40 years
Cellular telephone system equipment.....................................................   10-15 years
Office furniture and equipment..........................................................     5-7 years

  REVENUE RECOGNITION
     Service fees are recognized at the time cellular services are provided and service fees related to prebilled services are not recognized until earned. Cellular telephone equipment revenues consist primarily of sales of cellular telephones to subscribers and are recognized at the time equipment is delivered to the subscriber.
  INCOME TAXES
     Income taxes are not payable by or provided for Sunshine. Partners are taxed individually on their respective shares of Sunshine's earnings. Partnership net income is allocated based on the partner's ownership interest.
                                       14

                               SUNSHINE CELLULAR
                 NOTES TO THE FINANCIAL STATEMENTS -- CONTINUED
NOTE 4 -- OTHER ASSETS
     Other assets include deferred financing costs which are being amortized over 8 years, the period of the related debt agreement. Amortization of $41,000, $54,000 and $31,000 has been included in interest expense in the accompanying December 31, 1993, September 30, 1993 and September 30, 1994 statements of operations.
NOTE 5 -- LONG-TERM DEBT
     On August 28, 1991, Sunshine secured financing for its system construction, equipment and working capital needs from NTFC Capital Corporation in the aggregate amount of $10,926,000. During 1993, this financing was amended to increase the borrowing availability to $12,426,000. This debt is collateralized by all of the assets of Sunshine and the personal guarantees of two of the partners for $1,750,000 of the total borrowings.
This debt consists of three separate borrowing agreements as follows:
          EQUIPMENT LOAN -- This loan is to be used exclusively for the purchase of equipment and services. In 1993, the maximum borrowing capacity of the equipment loan increased from $3,642,000 to $4,177,000. Monthly payments consist of interest only until the commencement of principal payments discussed below. Interest is payable at the 90 day commercial paper rate (5.20% at September 30, 1994) plus 4.25%. As of December 31, 1993 and September 30, 1994, the balance due on the equipment portion of the loan was $3,633,000 and $3,779,000, respectively.
          CONSTRUCTION LOAN -- This loan is to be used exclusively for construction of Sunshine's cellular telephone systems. In 1993, the maximum borrowing capacity of the construction loan increased from $3,642,000 to $4,607,000. Monthly payments consist of interest only until the commencement of principal payments discussed below. Interest is payable at the 90 day commercial paper rate plus 4.25%. As of December 31, 1993 and September 30, 1994, the balance due on the construction portion of the loan was $3,642,000 and $4,248,000, respectively.
          WORKING CAPITAL LOAN -- This loan is to be used for normal operating expenses of Sunshine. The maximum borrowing capacity of the working capital loan is $3,642,000. Monthly payments consist of interest only until the commencement of principal payments discussed below. Interest is payable at the 90 day commercial paper rate plus 4.25%. As of December 31, 1993 and September 30, 1994, the balance due on the working capital loan was $3,600,000 and $3,418,000, respectively.
Principal was originally scheduled to be repaid beginning September 1, 1994 on the sum borrowed under the three loans as follows:

For the first through the twenty-fourth payment       1.250% of the principal balance
For the twenty-fifth through the thirty-sixth         1.667% of the principal balance
For the thirty-seventh through the fifty-ninth        2.083% of the principal balance
For the sixtieth payment                              the remaining balance due

     Sunshine and NTFC Capital Corporation entered into an agreement to defer until March 1, 1995 all principal repayments originally scheduled to be paid from September 1, 1994 through February 1, 1995.
     As of September 30, 1994, scheduled maturities of long-term debt, considering the deferral of principal repayments described above, are as follows:

    Year ending September 30,
1995.............................   $ 1,860,000
1996.............................     1,764,000
1997.............................     2,337,000
1998.............................     3,099,000
1999.............................     2,385,000
                                    $11,445,000

                               SUNSHINE CELLULAR
                 NOTES TO THE FINANCIAL STATEMENTS -- CONTINUED
NOTE 5 -- LONG-TERM DEBT -- Continued
     Sunshine is required to repay all outstanding debt with the proceeds from the proposed sale of its assets to Vanguard, which sale is scheduled to be consummated in the first quarter of 1995 (See Note 10). In addition, Sunshine is also required to pay a prepayment premium of 1% of the outstanding long-term debt balance, or approximately $115,000 as of September 30, 1994, in the event of early retirement of the debt. Should the sale to Vanguard not occur, Sunshine intends to renegotiate its existing long-term debt facility or to seek additional financing.
NOTE 6 -- SETTLEMENT OF LITIGATION
     In June 1993, Sunshine and Vanguard settled certain outstanding litigation. Under the terms of this settlement, Vanguard paid Sunshine $550,000 of which $275,000 is to be applied toward the purchase price to be paid by Vanguard in the proposed asset sale discussed in Note 10. An additional $275,000 was recognized as a reduction of general and administrative expenses for the nine months ended September 30, 1993, and the year ended December 31, 1993. Additionally, both parties dismissed all claims filed in the dispute.
NOTE 7 -- LEASES
     Sunshine leases office facilities and cell sites under noncancellable leases expiring through 2003. Rent expense for the year ended December 31, 1993 and the nine months ended September 30, 1993 and 1994 was $96,000, $74,000, and $92,000, respectively. As of September 30, 1994, the estimated future minimum lease payments required under these lease agreements are as follows:

           YEAR ENDING DECEMBER 31
1995.........................................    110,000
1996.........................................    109,000
1997.........................................    103,000
1998.........................................    104,000
1999.........................................    102,000
Thereafter...................................    222,000
                                                $750,000

NOTE 8 -- MANAGEMENT AGREEMENT
     Sunshine currently has a management agreement with Minerich Cellular Management Group, Inc. (MCMG) to assist in building, operating and managing the cellular system. Monthly management fees of $16,000 are charged to operations.
     In connection with the proposed sale of Sunshine's assets to Vanguard (See
Note 10), the management agreement with MCMG will be terminated. Under the terms of the agreement, Sunshine will be required to pay a termination fee of approximately $1,170,000 to MCMG upon cancellation of the agreement.
NOTE 9 -- Loans from Partners
     In 1993, Sunshine received advances from its partners of $350,000. These loans, which were made for working capital needs, are subordinated to the borrowings from NTFC Capital Corporation and have no defined repayment terms or interest provisions. The Partners do not intend to demand repayment within the twelve months ended September 30, 1995.
NOTE 10 -- SUBSEQUENT EVENT
     On September 26, 1994, Sunshine and its partners entered into an agreement to sell substantially all of the assets of Sunshine to Vanguard. The purchase price of the assets is $50.4 million consisting of $15 million in cash with the remainder payable, at Vanguard's option, in cash, shares of Vanguard's Class A Common Stock or any combination thereof. Under the terms of its long-term debt facility, Sunshine is required to repay all outstanding debt from the proceeds of this proposed sale. The proceeds from this disposition are expected to be used by Sunshine to liquidate its liabilities with the remaining proceeds to be distributed to the partners. The closing of the transaction is subject to customary conditions and regulatory approvals.
                                       16

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO SUNSHINE CELLULAR:
     We have audited the accompanying balance sheets of Sunshine Cellular (a Maryland general partnership) as of December 31, 1993 and September 30, 1994, and the related statements of operations and partners' capital and cash flows for the year ended December 31, 1993 and the nine month periods ended September 30, 1993 and 1994. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunshine Cellular as of December 31, 1993 and September 30, 1994, and the results of its operations and its cash flows for the year ended December 31, 1993 and the nine month periods ended September 30, 1993 and 1994 in conformity with generally accepted accounting principles.
     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As further discussed in Note 2, the partnership has suffered net losses since inception and may be unable to generate sufficient income from operations to meet its debt repayment requirements which are scheduled to commence on March 1, 1995. Management expects these borrowings to be repaid with the proceeds from the planned sale of the partnership assets (see Note 10). If this sale is not consummated there is substantial doubt about the partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                         ARTHUR ANDERSEN LLP
Greensboro, North Carolina,
November 4, 1994.
                                       17

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
          PRO FORMA CONSOLIDATED BALANCE SHEETS -- SEPTEMBER 30, 1994
                                  (UNAUDITED)

                                                                               HISTORICAL
                                                                        VANGUARD
                                                                        CELLULAR
                                                                     SYSTEMS, INC.        ACQUIRED       PRO FORMA
(AMOUNTS IN THOUSANDS)                                              AND SUBSIDIARIES    ENTITIES (1)    ADJUSTMENTS
ASSETS
CURRENT ASSETS:
  Cash...........................................................      $    5,515         $    754       $       0
  Accounts receivable, net.......................................          19,498            1,787               0
  Cellular telephone inventories.................................           5,946              474               0
  Prepaid expenses...............................................             759               90               0
  Other..........................................................               0              514            (514)(7)
     Total current assets........................................          31,718            3,619            (514)
INVESTMENTS......................................................         209,080            8,394          75,595(8)
PROPERTY AND EQUIPMENT, net......................................          96,367            9,863               0
OTHER ASSETS, net................................................           9,732              643           7,161(8)
     Total assets................................................      $  346,897         $ 22,519       $  82,242
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt..............................      $        0         $  2,600       $  (2,600)(9)
  Accounts payable and accrued expenses..........................          26,411            1,132            (339)(8)
  Customer deposits and unearned revenues........................             551              188             (21)(8)
     Total current liabilities...................................          26,962            3,920          (2,960)
LONG-TERM DEBT, net of current portion...........................         302,647           18,025          38,376(9)
MINORITY INTERESTS...............................................           2,548               85             (85)(8)
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock (38,594 actual and 40,404 pro forma
     shares outstanding).........................................             386                1              (1)(8)
                                                                                                                18(10)
  Additional capital in excess of par value......................         186,724           16,628         (16,628)(8)
                                                                                                            47,382(10)
  Net unrealized holding losses..................................          (3,537)               0               0
  Accumulated deficit............................................        (168,833)         (16,140)         16,140(8)
     Total shareholders' equity..................................          14,740              489          46,911
     Total liabilities and shareholders' equity..................      $  346,897         $ 22,519       $  82,242
                                                                    PRO FORMA
(AMOUNTS IN THOUSANDS)                                             CONSOLIDATED
ASSETS
CURRENT ASSETS:
  Cash...........................................................   $    6,269
  Accounts receivable, net.......................................       21,285
  Cellular telephone inventories.................................        6,420
  Prepaid expenses...............................................          849
  Other..........................................................            0
     Total current assets........................................       34,823
INVESTMENTS......................................................      293,069
PROPERTY AND EQUIPMENT, net......................................      106,230
OTHER ASSETS, net................................................       17,536
     Total assets................................................   $  451,658
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt..............................   $        0
  Accounts payable and accrued expenses..........................       27,204
  Customer deposits and unearned revenues........................          718
     Total current liabilities...................................       27,922
LONG-TERM DEBT, net of current portion...........................      359,048
MINORITY INTERESTS...............................................        2,548
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock (38,594 actual and 40,404 pro forma
     shares outstanding).........................................          404
  Additional capital in excess of par value......................      234,106
  Net unrealized holding losses..................................       (3,537)
  Accumulated deficit............................................     (168,833)
     Total shareholders' equity..................................       62,140
     Total liabilities and shareholders' equity..................   $  451,658

   The accompanying notes to pro forma condensed financial information are an integral part of this statement.
                                       18

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                                               HISTORICAL
                                                                        VANGUARD
                                                                        CELLULAR
                                                                     SYSTEMS, INC.        ACQUIRED       PRO FORMA
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                       AND SUBSIDIARIES    ENTITIES (1)    ADJUSTMENTS
REVENUES:
  Service Fees...................................................       $ 98,960          $  7,569        $     0
  Cellular telephone equipment revenues..........................          9,929             1,083              0
  Other..........................................................            175                 0              0
                                                                         109,064             8,652              0
COSTS AND EXPENSES:
  Cost of service................................................         14,461             1,768              0
  Cost of cellular telephone equipment...........................         13,410             1,482              0
  Marketing and selling..........................................         21,693             1,502              0
  General and administrative.....................................         34,218             3,049              0
  Depreciation and amortization..................................         25,160             2,120          2,143(2)
                                                                         108,942             9,921          2,143
INCOME (LOSS) FROM OPERATIONS....................................            122            (1,269)        (2,143)
NET LOSSES ON DISPOSITIONS.......................................           (657)                0              0
INTEREST EXPENSE.................................................        (15,389)           (1,358)        (2,950)(3)
                                                                                                            1,358(4)
OTHER, net.......................................................            795               605              0
LOSS BEFORE MINORITY INTEREST....................................        (15,129)           (2,022)        (3,735)
MINORITY INTEREST................................................           (154)                8             (8)(11)
NET LOSS BEFORE EXTRAORDINARY ITEM...............................       $(15,283)         $ (2,014)       $(3,743)
NET LOSS PER SHARE BEFORE EXTRAORDINARY ITEM.....................       $  (0.40)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (6).........         37,888
                                                                    PRO FORMA
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                      CONSOLIDATED
REVENUES:
  Service Fees...................................................    $106,529
  Cellular telephone equipment revenues..........................      11,012
  Other..........................................................         175
                                                                      117,716
COSTS AND EXPENSES:
  Cost of service................................................      16,229
  Cost of cellular telephone equipment...........................      14,892
  Marketing and selling..........................................      23,195
  General and administrative.....................................      37,267
  Depreciation and amortization..................................      29,423
                                                                      121,006
INCOME (LOSS) FROM OPERATIONS....................................      (3,290)
NET LOSSES ON DISPOSITIONS.......................................        (657)
INTEREST EXPENSE.................................................     (18,339)
OTHER, net.......................................................       1,400
LOSS BEFORE MINORITY INTEREST....................................     (20,886)
MINORITY INTEREST................................................        (154)
NET LOSS BEFORE EXTRAORDINARY ITEM...............................    $(21,040)
NET LOSS PER SHARE BEFORE EXTRAORDINARY ITEM.....................    $  (0.53)(5)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (6).........      39,665

     The accompanying notes to pro forma condensed financial information are an integral part of this statement.
                                       19

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                               HISTORICAL
                                                                        VANGUARD
                                                                        CELLULAR
                                                                     SYSTEMS, INC.        ACQUIRED       PRO FORMA
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                       AND SUBSIDIARIES    ENTITIES (1)    ADJUSTMENTS
REVENUES:
  Service Fees...................................................       $104,076          $  8,185        $     0
  Cellular telephone equipment revenues..........................         12,246               925              0
  Other..........................................................          2,241                 0              0
                                                                         118,563             9,110              0
COSTS AND EXPENSES:
  Cost of service................................................         15,934             1,673              0
  Cost of cellular telephone equipment...........................         19,219             1,296              0
  Marketing and selling..........................................         23,970             1,295              0
  General and administrative.....................................         31,220             2,304              0
  Depreciation and amortization..................................         17,359             1,559            703(2)
                                                                         107,702             8,127            703
INCOME FROM OPERATIONS...........................................         10,861               983           (703)
NET LOSSES ON DISPOSITIONS.......................................           (212)                0              0
INTEREST EXPENSE.................................................        (15,113)           (1,184)        (2,636)(3)
                                                                                                            1,184(4)
OTHER, net.......................................................             70               402              0
LOSS BEFORE MINORITY INTEREST....................................         (4,394)              201         (2,155)
MINORITY INTEREST................................................           (167)              (13)            13(11)
NET LOSS.........................................................       $ (4,561)         $    188        $(2,142)
NET LOSS PER SHARE...............................................       $  (0.12)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (6).........         38,477
                                                                    PRO FORMA
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                      CONSOLIDATED
REVENUES:
  Service Fees...................................................    $112,261
  Cellular telephone equipment revenues..........................      13,171
  Other..........................................................       2,241
                                                                      127,673
COSTS AND EXPENSES:
  Cost of service................................................      17,607
  Cost of cellular telephone equipment...........................      20,515
  Marketing and selling..........................................      25,265
  General and administrative.....................................      33,524
  Depreciation and amortization..................................      19,621
                                                                      116,532
INCOME FROM OPERATIONS...........................................      11,141
NET LOSSES ON DISPOSITIONS.......................................        (212)
INTEREST EXPENSE.................................................     (17,749)
OTHER, net.......................................................         472
LOSS BEFORE MINORITY INTEREST....................................      (6,348)
MINORITY INTEREST................................................        (167)
NET LOSS.........................................................    $ (6,515)
NET LOSS PER SHARE...............................................    $  (0.16)(5)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (6).........      40,244

   The accompanying notes to pro forma condensed financial information are an integral part of this statement.
                                       20

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
     For purposes of determining the pro forma effects on the consolidated statement of operations for the year ended December 31, 1993 and the nine months ended September 30, 1994, the pro forma adjustments and eliminations have been made as if the Crowley Transaction and the Sunshine Transaction had occurred on January 1, 1993. For the purposes of determining the pro forma effects on the condensed consolidated balance sheet as of September 30, 1994, the pro forma adjustments and eliminations have been made as if the Crowley Transaction and the Sunshine Transaction had occurred on September 30, 1994. The following pro forma adjustments have been made:
      (1) These amounts reflect the combined historical data of Crowley, Inc. and Sunshine as of or for the periods indicated, reclassified to conform with the presentation of the Registrant's financial statements.
      (2) This adjustment reflects additional amortization of deferred cellular license acquisition costs and the acquired customer base arising from the acquisitions of Crowley, Inc. and Sunshine. The deferred cellular license acquisition costs are being amortized over 40 years in accordance with the Registrant's policy. The cost of the acquired customer base is being amortized over the expected service period for these customers which is estimated to be approximately four years.
      (3) This adjustment reflects interest expense attributable to the $55.4 million of borrowings that would have been necessary to consummate the acquisitions on January 1, 1993. The adjustment assumes the borrowings would be funded from the Facility B Loan of the Registrant's 1993 Loan Agreement and would bear interest at the Eurodollar Rate plus 2.5%. For the year ended December 31, 1993 and for the nine months ended September 30, 1994, the average Eurodollar rate was 3.32% and 4.34%, respectively. This additional interest expense is offset by a reduction in the commitment fee equal to .5% of the borrowings. If the assumed rate varied by 1/8% in each period, consolidated interest expense on all outstanding borrowings of the Registrant in each period for the year ended December 31, 1993 and for the nine months ended September 30, 1994, would have varied by approximately $340,000 and $310,000, respectively.
      (4) This adjustment eliminates interest expense incurred by Crowley, Inc. and Sunshine during the year ended December 31, 1993 and the nine months ended September 30, 1994 of $1.4 million and $1.2 million, respectively. This interest expense relates to long-term debt of Crowley, Inc. that will be retired prior to the Crowley Transaction and long-term debt of Sunshine that will not be assumed by the Registrant.
      (5) The pro forma net loss per share is computed based on the weighted average shares outstanding adjusted for the additional shares issued to fund part of the Crowley Transaction.
      (6) Reflects 3 for 2 stock split effected in the form of a 50% stock dividend paid on August 24, 1994.
      (7) This adjustment reflects the required settlement of "due from affiliate" of Crowley Inc. prior to the consummation of the Crowley Transaction.
      (8) These adjustments reflect the consummation of the Crowley Transaction and the Sunshine Transaction, the allocation of the purchase prices, the elimination of certain liabilities not assumed from Sunshine and the consolidation of Crowley Inc. and Sunshine as if the acquisitions had occurred on September 30, 1994.
      (9) This adjustment reflects additional borrowings of $56.4 million under the Registrant's 1993 Loan Agreement incurred primarily to fund these transactions. Additionally, this adjustment also reflects (i) the retirement of $8.6 million of Crowley, Inc. long-term debt (including current portion) which will occur prior to the consummation of the Crowley Transaction and (ii) the elimination of $11.8 million of Sunshine long-term debt (including current portion) that will not be assumed in the Sunshine Transaction.
     (10) This adjustment reflects the issuance of the Registrant's Class A Common Stock to fund part of the Crowley Transaction.
     (11) This adjustment reflects the adjustment for Minority interest in Losses (Income) due to the acquisition of the remaining minority interest of the partnership that holds the Binghamton MSA FCC license.
                                       21

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                         VANGUARD CELLULAR SYSTEMS, INC.
                                         By: /s/      Stephen L. Holcombe
                                                    STEPHEN L. HOLCOMBE
                                                 SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER
Date: December 29, 1994
                                       22

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                                                                 PAGE
   *2(a)  Stock Purchase Agreement by and among Crowley Cellular Telecom-
          munications Limited Partnership, Crowley Cellular Telecommunications
          Binghamton, Inc. and Vanguard Cellular Systems, Inc., dated as of August
          5, 1994 and filed as Exhibit 2(a) to the Registrant's Form 10-Q for the quarter ended June 30, 1994.
   *2(b)  Asset Purchase Agreement dated September 26, 1994 by and between
          Vanguard Cellular Systems, Inc. and Sunshine Cellular ("Sunshine
          Agreement") filed as Exhibit 2(b) to the Registrant's Current Report on
          Form 8-K filed on September 30, 1994.
   23     Consent of Arthur Andersen LLP.

* Incorporated by reference to the statement or report indicated.
                                       23